UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2010
Killbuck Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-24147	34-1700284

(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)
165 North Main Street
Killbuck, Ohio 44637

(Address of principal executive offices)
Registrant’s telephone number, including area code: (330) 276-2771
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective June 7, 2010, the Registrant’s Board of Directors appointed Lawrence M. Cardinal, Jr., age 58, to serve as the Registrant’s Senior Vice President and Chief Financial Officer. Mr. Cardinal, who is a certified public accountant, will also serve as the Registrant’s Corporate Secretary. The Registrant has not entered into any written employment arrangement with Mr. Cardinal, who will receive a base salary of $90,000.00 per year and will participate in the Company’s cash bonus plan, integrated profit sharing pension plan and a 401(k) plan, and all group plans applicable to employees in general, including healthcare, life and disability insurance plans.
     For the past five years, Mr. Cardinal served as Executive Vice President and Chief Financial Officer of American National Bank, Parma, Ohio. Prior to his service on behalf of American National Bank, he served for eight years as Vice President and Controller of First National Bank, Orrville, Ohio.
     Mr. Cardinal has no family relationship with any director or executive officer of the Registrant or any of its affiliated subsidiaries. Since the beginning of the Registrant’s last fiscal year, neither Mr. Cardinal nor any member of his immediate family have been customers of, or have had transactions with, the Registrant or any of its affiliated subsidiaries which would be reportable under Item 404(a) of SEC Regulation S-K.
SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

Killbuck Bancshares, Inc.
Date: June 11, 2010	By:	/s/ Luther E. Proper
Luther E. Proper
President and Chief Executive Officer

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